Pain Therapeutics, Inc.

October 08, 2018

Mr. Eric Schoen

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Dear Eric:

On behalf of Pain Therapeutics, Inc. (PTI), I am pleased to extend an offer of employment as Chief Financial Officer (CFO), reporting directly to me.

Your base salary will be $250,000 per year, paid bi-monthly.  Subject to approval by PTI’s Board of Directors, you will be granted an option to purchase 50,000 shares of PTI’s Common Stock.  Options vest monthly and equally over 48 months.  Your option will be priced, and will begin vesting, at the close of the first day of your full-time employment at PTI.  The option will be issued pursuant to PTI’s 2018 Omnibus Equity Incentive Plan and will be subject to all terms and conditions set forth in the the stock option agreement covering your option.

Other key terms of this offer of employment are outlined below:

1.

As CFO of Pain Therapeutics, you will have primary responsibility for preparing, certifying, filing, maintaining and managing all records and documents regarding financial and administrative matters, including financial planning, management of financial risks, record-keeping, financial/accounting reporting requirements, contract administration, and governance-related matters.  You will also have broad responsibility for matters regarding Information Technology and Human Resources.

Other primary responsibilities are listed below in general terms:

•	Provide strategic and tactical directions on all matters related to Company affairs.
•	Interface between PTI and its public investors.
•	Point person with the Company’s accounting firm.
•	Travel as needed to meet with investors or other stakeholders.

2.	Your performance and compensation will be reviewed from time-to-time.

3.	From time-to-time you may be eligible to receive restricted stock or other types of equity-based compensation based on your participation in meeting corporate objectives and important milestones.

4.	A proposed full-time start date is no later than 60 calendar days from your written acceptance of this offer of employment.

5.	You will be eligible to receive medical, life insurance, disability or other health insurance or other benefits provided to regular full-time PTI employees.

6.	PTI will promptly reimburse your reasonable and customary business and travel expenses.

7.

You acknowledge and agree that your employment with PTI is for no specified time and constitutes “at-will” employment.  As a result, you are free to resign at any time, for any reason; however, we request that in the event of resignation, you provide PTI with at least four weeks notice in order to effect a smooth transition of the Company’s affairs.  Similarly, PTI is free to conclude its employment relationship with you at any time.  PTI reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI’s needs.

8.

You and PTI shall attempt in good faith to resolve any dispute or claim arising out of your employment, or its termination, through discussion, evaluation, negotiation, conciliation and the like.  If a dispute cannot be amicably settled within six-weeks from the date on which a party has served written notice to the other party of a dispute, then the matter shall be submitted to binding arbitration before a neutral arbitrator in Texas, except where Texas law specifically forbids the use of arbitration as a final and binding remedy.  In the event of arbitration or other legal action, each party shall bear its own expenses.

9.

In the event your employment with PTI is terminated without cause after your initial 6 months of employment, or in the event a “constructive dismissal” occurs at any time during your employment at PTI, you will be paid your regular base salary, and you will continue to receive employment benefits, for a period of up to 3 months following your last date of employment at PTI, or the date upon which you commence employment with another entity, whichever is soonest.

10.

You understand and agree this is an offer of full-time and exclusive employment for PTI based in Austin, TX.  You may not consult or provide professional services, with or without compensation, to any third-parties at any time during your employment with PTI.  If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by PTI, you must first receive written permission from the CEO of PTI, which may be withheld for any reason.

11.	You warrant and represent that you have no commitments or obligations inconsistent with PTI’s offer of employment as of the date of your full-time employment with PTI.

12.	You agree to sign a “CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT” (attached).

13.	This offer expires Friday, October 19, 2018 unless signed by you and received by PTI before then.

If the conditions of this offer and your acceptance are satisfied, this letter shall constitute the full and complete agreement between you and PTI regarding the terms and conditions of your employment. This letter cancels, supersedes and replaces any and all prior negotiations, representations or agreements, written and oral, between you and PTI regarding any aspect of your employment.  Any change to the terms of your employment with PTI, as set forth in this letter, must be in an individualized writing to you, signed by PTI to be effective.

If this offer of Employment is acceptable to you, please sign, date and return one original copy.

Eric, we very much look forward to working with you!

/s/ Remi Barbier
Remi Barbier
Chairman of the Board, President & CEO

I have read and agree to all the terms and condition of employment set forth in this letter.

/s/ Eric Schoen	10/9/18
Mr. Eric Schoen	Date